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                                                                   Exhibit 10.N

                            WESTINGHOUSE LETTERHEAD


                                                                    CONFIDENTIAL

                                                                  April 30, 1996

Dr. Francis J. Harvey II
Executive Vice President and
Chief Operating Officer
Industries & Technology Group
11 Stanwix Street
Pittsburgh, Pennsylvania 15222

Dear Fran:

     As you know, in February of 1996, I asked you to take on the position of Executive Vice President and Chief Operating Officer of the Industries & Technology Group, with responsibility for the general management of that group. As an inducement to you to take on this responsibility, we discussed providing you with certain benefits if your employment were terminated under certain circumstances. You assumed the title of Executive Vice President and Chief Operating Officer of the Industries & Technology Group and assumed responsibility for that business group on March 1, 1996, and at that time we agreed to begin discussions in order to reach agreement on specific terms. This letter confirms our agreement. Certain terms and phrases used in this letter are defined in Paragraph 9 below.

     1. You will be entitled to receive the benefits described in Paragraphs 2 through 7 of this letter if your employment, with the Corporation or its successor and all of its affiliates, is terminated by a Westinghouse Company before you reach age 60 (hereafter, a "Termination").

     A Termination will not be deemed to have occurred under the above if: (i) your employment is terminated by reason of Special Retirement or death; (ii) you are terminated for Cause; (iii) you remain or become an employee of any Westinghouse Company; or
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Dr. Francis J. Harvey
April 30, 1996

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(iv) you are offered another senior-level executive position by a Westinghouse
Company.

     2. You will be entitled to receive each month after a Termination, for a period of 24 months or through the end of the month in which you reach age 60, whichever occurs first, an amount equal to your monthly base salary (as in effect immediately prior to Termination) reduced by 1.5% (with a maximum reduction of $2,250 per year) which, if you were an employee, would represent your contribution to the pension plan of the appropriate Westinghouse Company.

     3. In the event of a Termination:

        A. You will also be entitled to receive an annual incentive award in each of the two Februaries immediately following such Termination in the amount of your target annual incentive opportunity for the year in which the Termination occurs.

        B. Notwithstanding anything to the contrary stated above:

           (1) any annual incentive award which may otherwise be payable to you in February of 2004, with respect to calendar year 2003 (the year in which you reach age 60), shall be reduced on a prorated basis by one-half (1/2); and

           (2) except as set forth in Paragraph 3(B)(1) above, you will be ineligible to receive any of the annual incentive awards referred to in this Paragraph 3 after January 1, 2004.

        C. The monthly payments referred to in Paragraph 2 and the annual incentive awards referred to in this Paragraph 3 will be in lieu of any other Westinghouse Company salary continuation or severance programs.

     4. At the election of the Corporation, any obligation of the Corporation to make payments to you under Paragraphs 2 and 3 above in the event of a Termination may be satisfied by making a

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Dr. Francis J. Harvey
April 30, 1996

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single lump sum payment to you of an amount equal to the present value of those contractual payments discounted at a rate equal to the Corporation's target cost of capital, which is determined annually by the Corporation's Treasurer. Any such lump sum payment will not affect the timing or the amount of any benefits under Paragraphs 5 and 6 below.

     5. At the end of the 24 month or shorter period designated in Paragraph 2 above, for purposes of the Westinghouse Executive Pension Plan only, the Westinghouse Executive Pension Plan requirement that you satisfy the age and service requirements for retirement eligibility of the Westinghouse Pension Plan prior to termination of your employment will be waived and you will be entitled to receive a pension benefit under the Westinghouse Executive Pension Plan as then in effect ("EPP") commencing at the end of the period designated in Paragraph 2 above with the following EPP modifications and subject to the reductions described in Paragraph 6 below:

     In calculating your Executive Pension Base under the EPP, (a) your Average Annual Compensation, as otherwise defined in the EPP, will be calculated using (i) the five highest of your December 1 monthly base salaries and December 1 monthly payments under Paragraph 2 above during the 10-year period immediately preceding the commencement of payments under this Paragraph 5, and (ii) the five highest of your annual incentive awards paid during the 10-year period including and immediately preceding the time for the second annual incentive award, if any, referred to in Paragraph 3 above, and (b) your Executive Benefit Service, as used in the EPP, will include the time during which you receive payments (or would have received payments had payment not been made in a lump sum at the Corporation's election) under Paragraph 2 above. This calculation of your Executive Pension Base, as otherwise defined under the EPP, will determine your EPP pension benefit on a single life annuity basis. You may elect to receive this EPP pension benefit in any form then permitted under the EPP.


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Dr. Francis J. Harvey
April 30, 1996

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     6. Once you reach age 60, the single life annuity pension benefit amount referred to in Paragraph 5 above will be reduced by the monthly amount you would be entitled to receive at age 60 under the relevant qualified Westinghouse Company pension plan or plans, also on a single life annuity basis, whether or not you elect to begin receiving qualified pension plan benefits at age 60 and whether or not you elect the single life annuity payment option. You may elect at such time to receive this EPP pension benefit in any form then permitted under the EPP.

     7. In the event of a Termination, your then outstanding, vested Westinghouse Company stock options will be treated as if you had terminated employment by reason of retirement. As to any then outstanding nonvested, regular Westinghouse Company stock options, such options will vest as of their normal vesting date and, once vested, will be treated as if you had terminated employment by reason of retirement. As to any then outstanding nonvested performance Westinghouse Company stock options, a pro rata portion of such options (based on the remaining term of the performance to be achieved) will terminate on the date of Termination. The remaining portion of said performance options will vest if and when the performance specified for said options is achieved as determined by the Compensation Committee and otherwise will be treated as if you had terminated employment by reason of retirement.

     8. Payment of all of the separation benefits and the stock option treatment referred to in Paragraphs 2 through 7 above is also subject to the following:

       (a) your granting the Corporation, its Subsidiaries and its affiliates a general release, in the form attached to this letter as Exhibit A (with such changes, if any, as may be appropriate in light of any intervening changes in law in order to provide the Corporation, its Subsidiaries and its affiliates with the same level of protection as provided in the form attached), prior to your beginning to receive those benefits;

       (b) your not revoking the release referred to in Paragraph 8(a) above within the period provided therein;


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Dr. Francis J. Harvey
April 30, 1996

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       (c) the ongoing condition that:

            (i) as, by reason of your position with the Corporation, you have been and may be given access to proprietary, confidential, trade secret, personnel, and other information not generally known to the public, as well as information protected by the attorney/client privilege, you agree, except as may be required under Paragraph 8(c)(iii) below, that you will continue to keep all such information confidential, both during and after the term of this letter agreement, that you will not disclose or use such information for any purpose whatsoever, and that you will not disclose any of the terms of this letter to anyone (except your spouse and your legal, tax and financial advisors and representatives to the extent necessary for them to render appropriate legal, tax and financial advice);

            (ii) you agree not to make any statements or to take any action which would reflect unfavorably upon any Westinghouse Company or which would be materially injurious to any Westinghouse Company;

            (iii) in the event that you are requested or required by interrogatories, subpoena, investigative demand or similar process to disclose any information about anything that you have gained knowledge about during the time you have been or are employed by a Westinghouse Company or about the matters set forth in this letter, you agree to promptly notify the Chief Executive Officer or General Counsel of the Corporation to allow the Corporation to determine whether or not any of its interests or rights are affected and, if so, to allow the Corporation to seek, with your cooperation, a court or administrative order protecting the Corporation's rights; and

            (iv) you agree to cooperate in all reasonable manner with the Westinghouse Companies in the defense of any litigation or other proceeding involving facts or circumstances which you became


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Dr. Francis J. Harvey
April 30, 1996

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            aware of or may become aware of prior to a Termination, including, without limitation, providing assistance to counsel for the appropriate Westinghouse Company, with reimbursement of costs to be paid by the appropriate Westinghouse Company for all reasonable and appropriate expenses, and, if called, to testify by providing truthful testimony in such litigation or proceeding; and

       (d) the further ongoing condition that you shall not engage directly or indirectly in any business which is competitive with any business or part thereof, or activity conducted by any of the Westinghouse Companies or any other corporation, partnership, joint venture or other entity of which a Westinghouse Company directly or indirectly holds a 10% or greater interest (together, "Westinghouse"), in the area in which such business, or part thereof, or activity is conducted by Westinghouse, unless such condition is specifically waived with respect to you by the Corporation's Board of Directors. Breach of the ongoing condition contained in the preceding sentence shall be deemed to occur immediately upon your engaging in competitive activity. Payments suspended for breach of the ongoing condition shall not thereafter be resumed whether or not you terminate the competitive activity. You will be deemed to be engaged in such a business indirectly if you are an employee, officer, director, trustee, agent or partner of, or a consultant or advisor to or for, a person, firm, corporation, association, trust or other entity which is engaged in such a business or if you own, directly or indirectly, in excess of five percent of any such firm, corporation, association, trust or other entity.

     9. These terms or phrases will have the following meanings when used in this letter:

     "A WESTINGHOUSE COMPANY" means the Corporation or its successor or any Subsidiary or other affiliate of the Corporation.


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Dr. Francis J. Harvey
April 30, 1996

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     "CAUSE" means:

                  (i) you are convicted of (x) a felony or (y) any lesser crime or offense than a felony which has caused demonstrable and serious injury to the Corporation and its affiliates, taken as a whole, and involves the property of the Corporation or any Subsidiary or other affiliate of the Corporation; or

                  (ii) you are guilty of willful gross neglect of duties or other willful grave misconduct in carrying out your duties in the course of your employment by a Westinghouse Company.

     "CORPORATION" means Westinghouse Electric Corporation.

     "SPECIAL RETIREMENT" means retirement under the Special Retirement provisions of the Westinghouse Pension Plan or similar provisions of a qualified pension plan of another Westinghouse Company.

     "SUBSIDIARY" means any corporation or other entity of which a Westinghouse Company directly or indirectly has the power to elect a majority of the board of directors or other persons performing similar functions for the entity.

     10. In the event that your employment terminates and you do not meet the criteria set forth in Paragraph 1 of this letter for a Termination, your benefits, if any, will be those benefits applicable without regard to this letter.

     If this letter is acceptable to you, please sign the original copy of the letter and return it to me. You should keep a copy of this letter for your records. By signing and returning a copy of this letter, you acknowledge that you understand and accept the terms and conditions set forth above.

                                   Sincerely,

                                   /s/ MICHAEL H. JORDAN
                                   ---------------------
                                   Michael H. Jordan


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Dr. Francis J. Harvey
April 30, 1996

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                                   ACCEPTANCE

     I acknowledge that I have read, understood and agree to the terms and conditions stated in the foregoing letter.

Dated: May 13, 1996

                                        /s/ FRANCIS J. HARVEY II
                                        ---------------------------
                                        Dr. Francis J. Harvey II


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                                   EXHIBIT A

                    SEPARATION AND GENERAL RELEASE AGREEMENT

               BY AND BETWEEN __________________ (HEREINAFTER THE

"EMPLOYEE"), AND WESTINGHOUSE ELECTRIC CORPORATION, ITS

RESPECTIVE SUBSIDIARIES AND RELATED ENTITIES (HEREINAFTER

COLLECTIVELY THE "COMPANY"),

                              W I T N E S S E T H:

     WHEREAS, Employee was employed by the Company as a __________________ in its __________________ Department, performing various __________________
services for its __________________ business unit located in _________________;
and

     WHEREAS, Employee's employment with the Company will end effective __________________ as a result of ________________, such termination entitling the Employee to certain benefits under a letter agreement dated _______________, 1996 between Employee and Westinghouse Electric Corporation (the "1996 Letter Agreement"); and

     WHEREAS, the Employee has offered a General Release from all claims and liabilities in any way arising from or related to Employee's employment with the Company or his separation therefrom, which General Release the Company has agreed to accept; and

     WHEREAS, the parties, wishing to conclude between them all matters deemed pertinent to the Employee's separation from employment, AGREE AS FOLLOWS:


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     FIRST: NON-ADMISSION OF LIABILITY.

     The Company's acceptance of the Employee's General Release and its willingness to enter into this Agreement shall not in any way be construed as an admission by the Company that it has acted wrongfully with respect to Employee or any other person, or that Employee has any rights whatsoever against the Company, its officers, directors, employees, agents, affiliates, representatives and assigns (hereinafter "Releasees"), and further, all Releasees specifically disclaim any liability to or wrongful acts against Employee or any other person, on the part of the Releasees.

     SECOND: NO REEMPLOYMENT.

     Employee represents, understands and agrees that the Company has no obligation to reinstate Employee or to employ him in the future and that failure to reinstate or to employ him in the future will not subject the Company to liability of any kind.

     THIRD: NO OTHER CLAIMS.

     Employee covenants and represents that he has not filed any complaints, administrative charges of any kind or any lawsuits of any kind against any of the Releasees with any governmental agency or any court and that he will not file any future such charges against any Releasee at any time hereafter, nor will he participate in the filing of any such charge, claim or complaint; provided, however, this shall not limit Employee from pursuing claims for the sole purpose of enforcing his rights under this Agreement, the 1996 Letter Agreement or any other entitlements as set forth in Paragraph Ninth (b) below.

     FOURTH: PAYMENT.

     In consideration of the covenants herein made by the Employee, Employee will be entitled to receive the benefits set forth in the 1996 Letter Agreement, which the Employee agrees shall constitute good and valuable consideration for said

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covenants. Said amount will be subject to all taxes and other deductions as may be required by law.

     FIFTH: TIME OF PAYMENT; REVOCATION BY EMPLOYEE.

     Employee agrees that he has previously been provided this Agreement for his review; has been informed that he may take up to forty-five (45) days to consider this Agreement if he so desires; has had the opportunity to review it; and enters into this Agreement voluntarily, of his own free will, without coercion or undue influence and upon the advice of competent counsel. The Employee understands that for a period of seven (7) days following the execution of this Agreement, the Employee may revoke it. The payments provided for in Paragraph Fourth above shall be payable beginning after the expiration of the revocation period, provided the Employee has not exercised his right to revoke this Agreement during that time.

     SIXTH: RETURN OF COMPANY MATERIALS AND PROPERTY.

     Employee represents that he has returned to the Company, or will promptly do so, all Company property in his possession or control, including credit cards, files, memoranda, records, computer records and other documents of any type which Employee received or created while in the course of his employment with the Company, other than personal notes, diaries, correspondence or Rolodexes.

     SEVENTH: SEVERABILITY.

     The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Agreement shall survive the termination of any arrangements contained herein.

     EIGHTH: CONSULTATION WITH COUNSEL.

     Employee represents and agrees that he has been encouraged by the Company to carefully read this Agreement and to consult


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with legal counsel of his own choosing regarding its terms and conditions, and that he has had full and adequate opportunity to do so.

     NINTH: EMPLOYEE'S COMPLETE GENERAL RELEASE.

     As a material inducement to the Company to enter into the 1996 Letter Agreement and this Agreement, Employee hereby irrevocably and unconditionally waives, releases, and forever discharges Releasees and their respective successors, predecessors, subsidiaries, parents, shareholders, partners, affiliates, employees, agents, officers, directors, representatives and assigns, and also their attorneys and insurers, and all persons acting by, through, or in concert with any of them, from any and all:

     a. liability, claims, charges, complaints, suits in equity and actions and causes of action at law, of any nature whatever, tort or contract, and in any forum whatever, arising out of or in any way connected with his employment with the Company or the termination thereof, which he has or may have against any of them, whether such claims are known to exist or hereafter become known, including but not limited to claims under the Age Discrimination in Employment Act of 1967, as amended, and any other laws or regulations, federal, state, or local. Notwithstanding the provisions of any applicable state non-waiver statute to the contrary, and for the purpose of implementing a full and complete release and discharge of the Releasees, Employee expressly acknowledges that this General Release and waiver of claims is intended to include in its effect, without limitation, all claims which he does not know or suspect to exist in his favor at the time of execution hereof, and that this Agreement contemplates Employee's express waiver of any such state statute and the extinguishment of any such claim.

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     b. PROVIDED, HOWEVER, that this General Release shall not include any claims for indemnification which are included within the scope of the Westinghouse Electric Corporation By-laws regarding indemnification of officers and employees of that corporation or any other claims for indemnification he may have, or any claim for benefits (i) under the 1996 Letter Agreement, (ii) under any of a qualified Company pension plan, the Westinghouse Savings Program or the Westinghouse Electric Corporation Deferred Incentive Compensation Program in which the Employee was a participant at the time of his separation from employment, and (iii) under any vested, non-terminated options under a Company Long-Term Incentive Plan which Employee holds at the time of his separation from employment.

     TENTH: NO REPRESENTATIONS.

     Employee represents and acknowledges that in executing this Agreement he does not rely and has not relied upon any representation or statement not set forth herein made by any of the Releasees or by any of the Releasees' agents, representatives, or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

     ELEVENTH: COVENANT NOT TO SUE.

     Employee covenants and agrees that he will not, individually or with any person, or in any way, commence, aid, participate in, cooperate in any way in the process, prosecution, or commencement of any claim, charge, or cause of action based upon or connected with Employee' employment with the Company or his separation therefrom and/or based upon or connected with the employment or termination of any other person who was employed by the Releasees at any time during Employee's employment with the Company or was employed at the time of Employee's separation from the Company. Nothing herein shall prohibit Employee from responding to any lawfully issued subpoena or from pursuing claims for the sole

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purpose of enforcing his rights under this Agreement, the 1996 Letter Agreement or any other entitlements as set forth in Paragraph Ninth (b) above.

     TWELFTH: ARBITRATION.

     This Agreement is made and entered into in the Commonwealth of Pennsylvania, and shall in all respects be interpreted, enforced and governed by and under the law of the Commonwealth of Pennsylvania without reference to the principles of conflict of laws. Any disputes regarding any aspect of this Agreement or the 1996 Letter Agreement or any act which allegedly has or would violate any provision of this Agreement or the 1996 Letter Agreement ("arbitrable dispute") will be submitted to arbitration in Pennsylvania before an experienced employment arbitrator licensed to practice law in Pennsylvania and selected in accordance with the rules of the American Arbitration Association, as the exclusive remedy for such claim or dispute. Should the Employee hereafter institute any legal action or administrative proceeding against any Releasee with respect to any claim waived by this Agreement or pursue any arbitrable dispute by any method other than said arbitration, the responding party shall be entitled to recover from the Employee all damages, costs, expenses and attorneys' fees incurred as a result of such action.

     THIRTEENTH: TRADE SECRETS AND CONFIDENTIAL INFORMATION.

     Employee agrees that he will hold inviolate and keep secret all confidential documents, materials, knowledge, business strategy, pricing and cost information of the Company, and other confidential business or technical information of the Company of any nature whatsoever disclosed to or developed by him during the course of his employment or to which he had access as a result of his employment, other than information that becomes generally known to the public through no fault of the Employee. Such

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Confidential Information includes but is not limited to research and development, formulas, marketing, merchandising, selling, licensing, servicing, customer lists, records or financial information, manuals and policy documents of any kind or Company strategy considered by the Company to be confidential in nature, and any other confidences of the Company learned while in the Company's employ. Employee agrees that he will not use, disclose, disseminate, publish, reproduce or otherwise make available such Confidential Information to any person, firm, corporation or other entity, without the express written approval of a duly authorized agent of the Company; provided, however, he may do so when so required by a court of law, by any governmental agency having supervisory authority over the business of the Company, or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information, provided, however, that before Employee does so, he promptly notifies the Chief Executive Officer or General Counsel of Westinghouse Electric Corporation so that an appropriate protective order may be sought.

     FOURTEENTH: SOLE AND ENTIRE AGREEMENT.

     This Agreement and the 1996 Letter Agreement set forth the entire agreement between the parties hereto with respect to the subject matter thereof, and fully supersede any and all prior agreements or understandings between the parties hereto pertaining to such subject matter.

     FIFTEENTH: AGREEMENT MAY BE IN SEPARATE PARTS.

     This Agreement may be executed and delivered in two or more counterparts, each of which when so executed and delivered shall be the original, but such counterparts together shall constitute but one and the same instrument.

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     PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND
UNKNOWN CLAIMS.

    Executed at _______________________________________, this ____________ day of __________________, 199_.

                                         ________________________
                                                  Employee

    Executed at Pittsburgh, Pennsylvania this __________________ day of __________________, 199_.

                                        For:     Company,

                                        By: __________________

                                        Date: __________________


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